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Exhibit 2.4

CGI GROUP INC.
INFORMATION CIRCULAR

        The Information Circular is provided in connection with the solicitation of proxies by the management of CGI GROUP INC. (the "Company" or "CGI") for use at the Annual General Meeting of Shareholders of the Company which will be held on January 21, 2002, and at any adjournment thereof (the "Meeting"). Unless otherwise indicated, the information provided herein is as at November 21, 2001.

        The solicitation of proxies will be made primarily by mail. However, proxies could be solicited personally or by telephone by regular employees of the Company at minimal costs. The Company does not expect to pay any compensation for the solicitation of proxies, but will pay brokers and other persons holding shares for others in their own names or in the names of their nominees, the reasonable expenses for sending proxy material to beneficial owners in order to obtain voting instructions. The Company will bear all expenses in connection with the solicitation of proxies.

PROXIES

        In order to be voted at the Meeting, a proxy must be received by the Secretary of the Company prior to the Meeting. A proxy may be revoked at any time by the person giving it to the extent that it has not yet been exercised. A proxy may be revoked by filing a written notice with the Secretary of the Company. The powers of the proxy holders may also be revoked if the shareholder attends the Meeting in person and so requests.

        The persons, whose appointment to act under the accompanying form of proxy is solicited by the Company, are Directors of the Company.

        The persons whose names are printed on the enclosed form of proxy will vote all the shares in respect of which they are appointed to act, in accordance with the instructions given on the form of proxy. In the absence of specification on any matter or if more than one choice is indicated, the shares represented by the enclosed form of proxy will be voted FOR that matter.

        Every proxy given to any person in the enclosed form of proxy will confer discretionary authority with respect to amendments or variations to the matters identified in the Notice of Meeting and with respect to any other matters that may properly come before the Meeting.

        Every shareholder has the right to appoint a person to act on his behalf at the Meeting other than any other persons whose names are printed in the enclosed form of proxy. To exercise this right, the shareholder should insert his nominee's name in the space provided for such purpose in the enclosed form of proxy or prepare another proxy in proper form appointing his nominee.

VOTING SHARES AND PRINCIPAL HOLDERS OF VOTING SHARES

        Only the holders of Class A Subordinate Shares and the holders of Class B Shares (multiple voting) on record at the close of business on December 3, 2001 will be entitled to receive notice and to vote at the Meeting. Each Class A Subordinate Share ("Class A Subordinate Shares") will entitle its holder to one vote and each Class B Share (multiple voting) ("Class B Shares") will entitle its holder to ten votes. As at December 3, 2001, the Company had 327,438,159 Class A Subordinate Shares and 40,799,774 Class B Shares outstanding.

        As at December 3, 2001, to the knowledge of the senior executives of the Company, the only person who exercised control or direction over 10% or more of the outstanding Class A Subordinate Shares is BCE Inc., directly and indirectly through its wholly-owned subsidiary 3588513 Canada Inc., which exercised control or direction over an aggregate number of 113,000,794 Class A Subordinate Shares, representing 34.51% of the Class A Subordinate Shares outstanding. As at December 3, 2001, only Mr. Serge Godin, indirectly through 9058-0705 Québec Inc. and 3727912 Canada Inc. (companies controlled by Mr. Serge Godin), Mr. André Imbeau, indirectly through 9061-9354 Québec Inc. and 9102-7003 Québec Inc. (companies controlled by Mr. André Imbeau), and BCE Inc., directly and indirectly through its wholly-owned subsidiary 3588513 Canada Inc., exercised control or direction over 10% or more of the outstanding Class B Shares. Mr. Serge Godin, indirectly through 9058-0705 Québec Inc. and 3727912 Canada Inc., beneficially owns or controls 28,216,507 Class B Shares, Mr. André Imbeau, indirectly through 9061-9354 Québec Inc. and 9102-7003 Québec Inc., beneficially owns or controls 4,221,165 Class B Shares, and BCE Inc., directly and indirectly through its wholly-owned subsidiary 3588513 Canada Inc., beneficially owns or controls 7,027,606 Class B Shares, representing respectively 69.16%, 10.35% and 17.23% of the outstanding Class B Shares, representing respectively 69.16%, 10.35% and 17.23% of the votes attaching to the outstanding Class B Shares, and representing respectively 38.44%, 5.75% and 24.92% of the votes attaching to all outstanding voting shares of the Company.

        As at December 3, 2001, the directors and officers of the Company, as a group, beneficially owned, directly or indirectly, 22,487,261 Class A Subordinate Shares and 33,772,168 Class B Shares.

ELECTION OF DIRECTORS

        The persons whose names are printed in the enclosed form of proxy intend to vote for the election as directors of the proposed nominees whose names are set forth in the following table. Each director elected will hold office until the next annual meeting or until that director's successor is duly elected, unless the office is earlier vacated, in accordance with the relevant provisions of the applicable laws.

        The following table lists the name of each person proposed by management for election as a director, his principal occupation, the year when he first became a director and the number of shares of the Company beneficially owned, directly or indirectly, or over which control or direction was exercised, as at November 21, 2001.

        Information as to shares they beneficially owned, or over which control or direction was exercised, as at November 21, 2001, has been furnished by the proposed nominees individually.

			Number of Shares Beneficially Owned or Controlled
Name	Principal Occupation	First Year as Director	Class A Subordinate Shares	Class B Shares
YVAN ALLAIRE (a)	Emeritus Professor (UQAM), President, Governance Value Added Inc.	1999	172	—
WILLIAM D. ANDERSON (b)	President BCE Ventures Inc.	1999	1,000	—
CLAUDE BOIVIN (a)	Director of Companies	1993	106,596	—
JEAN BRASSARD	Vice-chairman, CGI Group Inc. and Director of Companies	1978	51,296	1,334,496
CLAUDE CHAMBERLAND (b)	Director of Companies	1998	11,396	—
PAULE DORÉ	Executive Vice-President and Chief Corporate Officer and Secretary CGI Group Inc.	1996	471,948	—
SERGE GODIN (c)	Chairman and Chief Executive Officer CGI Group Inc.	1976	563,288	28,216,507
ANDRÉ IMBEAU	Executive Vice-President and Chief Financial Officer and Treasurer CGI Group Inc.	1976	47,386	4,221,165
DAVID L. JOHNSTON.(b)	President and Vice-Chancellor University of Waterloo	1994	73,120	—
EILEEN A. MERCIER (a)	President Finvoy Management Inc.	1996	15,278	—
SATISH K. SANAN	President U.S. and Asia Pacific CGI Group Inc.	2002	19,543,949	—
C. WESLEY M. SCOTT	Director of Companies	2001	1,000	—
CHARLES SIROIS	Chairman and Chief Executive Officer Telesystem Ltd.	1998	2,642	—
SIIM A. VANASELJA	Chief Financial Officer BCE Inc.	2002	5,000	—

(a)
Member of the Audit Committee
(b)
Member of the Human Resources and Corporate Governance Committee
(c)
Ex-officio member of the Human Resources and Corporate Governance Committee

For the past five years, all of the nominees have been engaged in their present occupation or in other management capacities with the companies with which they currently hold positions, except for: Mr. Yvan Allaire who, prior to July 3, 2001, was Executive Vice-President, Bombardier Inc. and Chairman, Bombardier Capital; Mr. William D. Anderson who, prior to December 1st, 2000, was Chief Financial Officer of BCE Inc.; Mr. Jean Brassard who, prior to October 1, 2000, was President and Chief Operating Officer of CGI Group Inc.; Mr. Claude Chamberland who, prior to May 1, 2001, was President of Alcan International Ltd.; Mr. C. Wesley M. Scott who, prior to March 1, 2001 was Chief Corporate Officer of BCE inc.; Mr. Charles Sirois who, prior to February 15, 2000, was Chairman and Chief Executive Officer of Teleglobe Inc.; Mr. Satish Sanan who, prior to July 27, 2001, was Chairman and Chief Executive officer, IMRglobal Corp.; and Mr. Siim A. Vanaselja who, prior to January 15, 2001, was Executive Vice-President and Chief Financial Officer of BCI Inc.

REPORT OF THE HUMAN RESOURCES AND CORPORATE GOVERNANCE COMMITTEE ON THE REMUNERATION OF DIRECTORS AND NAMED EXECUTIVE OFFICERS

Composition of the Human Resources and Corporate Governance Committee

        The Human Resources and Corporate Governance Committee of the Board of Directors (the "Human Resources Committee") has responsibility for the administration of the compensation policy covering the Company's senior officers. The Human Resources Committee makes recommendations on the compensation of senior officers to the Board of Directors for approval.

        The Human Resources Committee is composed of Messrs. David L. Johnston, Chairman, William D. Anderson and Claude Chamberland. Mr. Godin currently participates to Human Resources Committee meetings as an ex-officio member. The Committee met three times during fiscal 2001.

Remuneration of Named Executive Officers

•
Compensation Policy

        In order to support its strategic plan, the Company has adopted a compensation policy for its senior officers whereby emphasis is put on incentive compensation.

        The compensation level provided for senior officers is based on a targeted positioning in comparison with a reference group comprised, according to the role of the senior officer, of Canadian and U.S. companies of the high technology industry, including other information technology consulting firms, or of companies where the information technology function is of strategic importance. The Company believes that this reference group constitutes a good representation of the market for recruiting high performing managers and the talents CGI needs to continue its successful expansion.

        The compensation policy aims at providing the Company's senior officers with a compensation package defined, according to a specific position within the reference group, as follows:

    •
    the fixed components, which inc lude base salary, benefits and perquisites, are aligned with the median of the Canadian reference group;

    •
    the annual incentive is positioned at the median of the Canadian and the U.S. reference groups (referred to as the North American reference group);

    •
    the long-term incentive is set at the level required to position the total compensation toward the upper quartile of the North American reference group.

        The North American reference group is composed of the Canadian reference group combined with the U.S. reference group, where each group is equally weighted thus reflecting the global scope of the Company.

•
Components of Total Compensation

        The components of CGI's senior officers total compensation are:

  1)
  a competitive base salary;

  2)
  short-term incentives in the form of variable annual plans and programs based on the responsibilities of the officer and the achievement of objectives;

  3)
  a benefits package providing the officer with protection in the event of death or disability, as well as medical and dental care plans;

  4)
  a perquisites package required to respond to the officer's business requirements; and

  5)
  two long-term incentive plans, one being a management stock incentive plan, the other a share option plan, both intended for senior executive officers.

•
Base Salary

        Base salaries are reviewed annually by the Human Resources Committee, based on each senior officer's responsibilities, competencies and contribution to the Company's success. The Human Resources Committee submits all salary increases granted to officers to the Board of Directors for approval.

•
Short-Term Incentive

        The senior officers participate in an annual bonus plan adapted to their responsibilities within the organization. The purpose of this plan is to provide these key employees with an incentive to increase the growth and profitability of the Company and offer a cash reward based on the achievement of performance objectives derived from the Company's strategic plan, as reflected in the annual budget.

        These senior executive officers are eligible for a bonus (the "Target Bonus") for fully meeting the objectives, as defined early in the year by the Human Resources Committee for short-term incentive plan purposes. The actual bonus can reach two times the Target Bonus for exceptional performance. The Human Resources Committee has the discretion to waive minimum profitability requirements when exceptional strategic achievements are realized during a year which could increase the value of the Company over the long-term.

        The Target Bonus varies between 40% and 55% of the senior officer's base salary and is adjusted by a performance factor. The performance measures are Company and/or Strategic Business Units profitability, based on earnings before amortization of goodwill and income taxes, and growth in net revenues for the year.

•
Long-Term Incentive

(a)
Management Stock Incentive Plan

        Senior management members, excluding the Chairman and Chief Executive Officer and the Executive Vice-President and Chief Financial Officer, are eligible to participate in a Management Stock Incentive Plan (the "Incentive Plan"). The purpose of the Incentive Plan is to promote synergy among business units of the Company, to provide key managers with an opportunity to share in the creation of economic value to the Company, and to promote shareholding among management with an opportunity for capital accumulation.

        Under the Incentive Plan, eligible senior officers are provided with the opportunity to purchase, at the beginning of a performance cycle, a specific number of Company shares, as determined by the Human Resources Committee at the beginning of the performance cycle. Purchases are made on the market, at fair market value, with the purchase commissions being paid by the Company. Purchases are financed through loans arranged with financial institutions, the interest on such loans being paid by the Company for the duration of the performance cycle. The shares are used as collateral for the loan and are held in trust for the duration of the performance cycle.

        In the course of the performance cycle, each participant is entitled to earn a bonus, which will be first applied in reimbursement of the participant's loan. The Target Bonus is earned for achieving expected results, in relation to the Company's total cumulative contribution margin over the performance cycle. A bonus equal to two times the Target Bonus may be earned for exceptional results. However, no bonus is paid if performance falls below a minimum or threshold level. The Target Bonus is equal to 100% of the loan taken out by the officer for purchase of the shares. The performance cycle is three years from the date of purchase of the shares, and the performance objectives for purposes of the plan are defined by the Human Resources Committee at the beginning of the cycle.

        The third three-year performance cycle under the Incentive Plan started on October 1, 1999 and will end on September 30, 2002.

(b)
Share Option Plans

        Share option plans for certain employees of the Company and its subsidiaries were in force at the end of fiscal 2001.

        Share option plan for employees, officers and directors of CGI Group Inc., its subsidiaries and its associates (the "CGI Share Option Plan")

        Under the CGI Share Option Plan, the Human Resources Committee may grant, at its own discretion, options to purchase Class A Subordinate Shares to certain employees of the Company. The exercise price is established by the Human Resources Committee but may not be lower than the closing price for Class A Subordinate Shares on the business day preceding the date of the grant. Each option may be exercised within a period not exceeding 10 years, except in the event of retirement, termination of employment or death.

        Five Named Executive Officers were granted options during fiscal 2001. The details of these grants are shown on the table "Options granted during the most recently completed fiscal year".

        Some of the options granted during 2001 to the Named Executive Officers have special terms and conditions. These special terms and conditions apply to grants of 285,000, 105,000, 110,000 and 20,000 options to Messrs. Godin, Roach, Imbeau and Chassé, respectively. Each of these options may be exercised within a period not exceeding 10 years. Half of these options vest on the first anniversary of their grant if the officer is still employed by the Company on that date.

        The vesting of the other half is tied to the profitability and growth in net revenues of the Company in the fiscal year ending September 30, 2002. The Company must meet minimum levels of profitability and growth for these options to vest, and they will all vest if the Company exceeds its profitability and growth objectives for the year. However, any option that does not vest according to the Company's performance may still vest later at the rate of 1/3 on the third, fourth and fifth anniversary of the option grant.

  IMRglobal Share Option Plans

        Pursuant to the acquisition of IMRglobal Corp. ("IMR") in July 2001, CGI continued the stock option plans of IMR, being the Directors' Stock Option Plan (the "IMR Directors' Plan"), the First Amended and Restated Stock Incentive Plan (the "IMR Incentive Plan") and the 1999 Employee Stock Incentive Plan (the "IMR 1999 Incentive Plan") (together the "IMR Option Plans"). As a result of the acquisition of IMR, all outstanding options to purchase shares of IMR became options to acquire Class A Subordinate Shares of the Company. Although each IMR option issued prior to the IMR acquisition remains subject to the terms of the IMR Option Plan under which it was issued, no new options will be granted under the IMR Option Plans.

        The IMR Directors' Plan was available to non-employee directors of IMR or of any of its subsidiaries. Options subject to the terms of the IMR Directors' Plan were granted at an exercise price equal to the fair market value of the underlying shares on the date of grant. The fair market value was defined as being the closing price of IMR stock on the Nasdaq national Market on the business day preceding the date of grant. Such options are exercisable until December 31, 2001.

        The IMR Incentive Plan was available to employees of IMR or any one of its subsidiaries as well as to non-employee directors of IMR, consultants or other persons who rendered valuable services to IMR or any one of its subsidiaries. Options subject to the IMR Incentive Plan were granted at an exercise price equal to the fair market value of the underlying shares on the date of grant. The fair market value was defined as being the closing price of IMR stock on the Nasdaq national Market on the business day preceding the date of grant. Options issued under the IMR Incentive Plan may generally be exercised within a period not exceeding 10 years, except in the event of retirement, termination or death.

        The IMR 1999 Incentive Plan was available to employees of IMR or any of its subsidiaries. Executive officers and directors of IMR were not permitted to participate in such plan. Options subject to the terms of the IMR 1999 Incentive Plan were granted at an exercise price equal to the fair market value of the underlying shares on the date of grant. The fair market value was defined as being the closing price of IMR stock on the Nasdaq national Market on the business day preceding the date of grant. Options issued under the IMR 1999 Incentive Plan may generally be exercised within a period not exceeding 10 years, except in the event of retirement, termination or death.

        Furthermore, options granted under the IMR Incentive Plan and the IMR 1999 Incentive Plan will vest and become fully exercisable if the employment of the employee is terminated without cause within 12 months after the acquisition of IMR by CGI.

        The Named Executive Officers do not hold options subject to the terms of the IMR Option Plans.

•
Remuneration of the Chairman and Chief Executive Officer

        Mr. Godin's compensation is determined according to the same compensation policy that applies to the other senior officers of the Company. Accordingly, Mr. Godin's base salary reflects the median value of similar positions in the Canadian high technology industry as well as his level of competency and contribution to the success of the Company. The rest of Mr. Godin's compensation is mostly delivered through incentive compensation with particular emphasis on long-term incentive to promote creation of shareholder value.

        Based on the provisions of the current bonus plan, the Chairman and Chief Executive Officer is eligible for a Target Bonus equal to 55% of his base salary. During fiscal 2001, the Chairman and Chief Executive Officer earned a bonus of $280,095 given that the Company's financial goals were exceeded. The Chairman and Chief Executive Officer does not participate in the Incentive Plan.

•
Separation Policy for Senior Officers

        The Company adopted a separation policy for its senior management to ensure that the senior officers receive appropriate and equitable treatment should their employment be terminated by the Company. The separation policy provides for compensatory payments to the senior officers in case of termination without cause by the Company or their resignation following important reductions in their responsibilities and/or compensation. The separation policy provides for a severance payment equal to two times the sum of the annual salary and annual bonus of the senior officer. Group benefits, but disability coverage, continue for a period of 24 months following the departure of the senior officer without exceeding the reemployment date of the senior officer, as the case may be. Eligibility to other fringe benefit plans and to specific benefits ceases or continues, as the case may be, subject to the detailed provisions set out in the separation policy. Unvested rights to exercise options granted under the CGI Share Option Plan at the time of the departure of the senior officer are cancelled except otherwise decided by the Chairman and Chief Executive Officer or the Human Resources Committee. Vested options granted under the Share Option Plan and still unexercised at the time of the departure of the senior officer can be exercised for three months from the date of departure, without exceeding the normal term of the options. The Company undertakes to pay the fees for outplacement services up to a maximum of 10% of the senior officer's annual salary.

        Report submitted by the Human Resources and Corporate Governance Committee on November 5, 2001:

  David L. Johnston, Chairman
  William D. Anderson
  Claude Chamberland

REMUNERATION OF NAMED EXECUTIVE OFFICERS

        The summary compensation table shows detailed infor mation on total compensation for the Chairman and Chief Executive Officer and the four other most highly paid executive officers for services rendered during the fiscal years ended on September 30, 2001, 2000 and 1999. This information is as follows:

  •
  salary earned;
  •
  bonus earned under the Company's annual bonus plan;
  •
  any other compensation, including perquisites and other personal benefits;
  •
  options granted under the CGI Share Option Plan;
  •
  bonus earned under the Incentive Plan;
  •
  any other compensation not otherwise declared elsewhere.

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long-Term Compensation			Any Other Compensation
Name and Principal Position as at September 30, 2001		Salary ($)	Bonus ($)	Other Annual Compensation ($)		Securities Under Options Granted (#)		Long-Term Incentive Plans Payouts ($)	($)
Serge Godin Chairman and Chief Executive Officer	2001 2000 1999	500,287 485,162 459,657	280,095 — 345,000	224,570 229,177 229,249	(a)	285,000 155,000 65,000	(b)	— — —	17,318 16,908 16,099	(c) (c) (c)
Michael Roach President, Canada and Europe	2001 2000 1999	384,327 333,365 290,693	297,450 — 125,000	(d) 34,349 (d)		155,000 78,000 —	(e)	— — —	13,051 11,547 7,671	(c) (c) (c)
André Imbeau Executive Vice-President and Chief Financial Officer	2001 2000 1999	372,788 361,739 344,347	230,835 — 258,750	(d) (d) (d)		120,000 115,000 50,000	(b)	— — —	12,922 12,624 12,074	(c) (c) (c)
Paule Doré Executive Vice-President and Chief Corporate Officer	2001 2000 1999	308,827 299,800 286,440	139,075 — 143,500	(d) 32,385 (d)		90,000 60,000 25,000	(b)	— — —	10,706 10,465 10,045	(c) (c) (c)
François Chassé Executive Vice-President, Mergers & Acquisitions	2001 2000 1999	355,594 343,077 322,464	50,000 — 125,000	56,363 47,850 (d)	(f)	30,000 53,000 7,500	(e) (b)	— — —	12,304 11,967 11,105	(c) (c) (c)

(a)
This amount includes $190,200 representing the amount of interest and capital paid by CGI on behalf of Mr. Godin on loans taken out by him for purchase of Company stock.

(b)
Number of securities before 2 for 1 stock split effective January 7, 2000.

(c)
This amount represents the Company's contribution in the name of the executive toward the Stock Purchase Plan available to all the Company's employees. Officers may contribute up to 3.5% of their base salary, an amount fully matched by the Company. Contributions are used to purchase Company stock.

(d)
As the value of perquisites and other personal benefits does not exceed the lower of $50,000 or 10% of the aggregate salary and bonus for the fiscal year being considered, its disclosure is not required under current disclosure rules.

(e)
18,000 of those securities are before 2 for 1 stock split effective January 7, 2000.

(f)
This amount includes $37,032 representing the value of automobile benefit provided to Mr. Chassé.

Share Options

  •
  Options Granted During the Last Fiscal Year

        The table below shows, for the Named Executive Officers, the options granted during fiscal 2001.

OPTIONS GRANTED DURING THE MOST RECENTLY
COMPLETED FISCAL YEAR

Name	Securities Under Options Granted (#)	% of Total Options Granted to Employees During the Fiscal Year	Exercise Price ($)	Market Value of Securities Under Options at the Date of Grant ($)	Expiration Date
Serge Godin	285,000	2.67%	8.90	8.90	September 18, 2011
Michael Roach	105,000 50,000	0.99% 0.47%	8.90 6.73	8.90 6.73	September 18, 2011 April 23, 2011
André Imbeau	110,000 10,000	1.03% 0.09%	8.90 6.73	8.90 6.73	September 18, 2011 April 23, 2011
Paule Doré	80,000 10,000	0.75% 0.09%	8.90 6.73	8.90 6.73	September 18, 2011 April 23, 2011
François Chassé	20,000 10,000	0.19% 0.09%	8.90 6.73	8.90 6.73	September 18, 2011 April 23, 2011
•
Options Exercised During the Last Fiscal Year

        The following table shows, for each Named Executive Officer, the number of shares covered by the options granted, if any, exercised during the fiscal year ended on September 30, 2001, and the aggregate value realized at the time of exercise.

        The table also shows the total number of shares covered by unexercised options, if any, held as at September 30, 2001, and the value of unexercised in-the-money options at year-end.

OPTIONS EXERCISED DURING THE MOST RECENTLY COMPLETED FISCAL YEAR AND VALUE OF OPTIONS AT YEAR-END

							Value of Unexercised In-The-Money Options at Year-End(a) ($)
			Unexercised Options at Year-End (#)
Name	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)
			Exercisable		Non-Exercisable		Exercisable	Non-Exercisable
Serge Godin	—	—	140,075 132,500	(b)	299,925		—	42,750
Michael Roach	—	—	55,200 3,000 120,000	(b) (c)	159,800 15,000	(b)	1,589,564	131,986
André Imbeau	—	—	103,925 110,000 22,500	(b) (d)	131,075		829,800	39,680
Paule Doré	—	—	55,200 52,500	(b)	94,800		—	35,180
Francois Chassé	—	—	32,600 13,500	(b)	32,400 12,000	(b)	—	26,180

(a)
Based on the closing price on the Toronto Stock Exchange of Class A Subordinate Shares as of September 28, 2001, namely $9.05.
(b)
Number of securities before 2 for 1 stock split effective January 7, 2000.
(c)
Number of securities before 2 for 1 stock splits effective May 21, 1998 and January 7, 2000.
(d)
Number of securities before 2 for 1 stock splits effective December 15, 1997, May 21, 1998 and January 7, 2000.

Performance Graph

        The following graph compares the annual variations in the total cumulative return on the Class A Subordinate Shares with the total cumulative return of the TSE 300 and NASDAQ stock indexes, for the past five financial years of the Company.

Remuneration of Directors

        Members of the Board of Directors who are employees of the Company are not compensated for their services as directors or members of committees of the Board of Directors of the Company.

        Members of the Board of Directors who are not employees of the Company are paid an annual retainer fee of $15,000. An additional compensation of $2,000 per year is paid to members of a committee and $3,000 per year to a Chairman of a committee. Attendance fees are $1,000 per Board or committee meeting, except for members of the Audit Committee who receive $2,500 per meeting attended.

        Members who join the Board of Directors for the first time are entitled to receive a grant of 2,000 stock options on the date of their nomination. In addition, members of the Board of Directors receive annually a grant of 4,000 options.

        Members of the Board of Directors may choose to convert part or all of their retainer in deferred stock units ("DSU"). The number of DSUs granted to a member is equal to the chosen annual retainer amount divided by the average closing price of Class A Subordinate Shares on the Toronto Stock Exchange over the five business days preceding the calculation date. Once granted, the value of DSUs is determined based on the quoted market price of the Class A Subordinate Shares. The value of DSUs is payable only upon the member's departure from the Board. The amount paid corresponds to the number of DSUs accumulated to the credit of the member multiplied by the average closing price of Class A Subordinate Shares during the 30 working days preceding the member's departure. The amount is paid in cash, after statutory deductions. For each DSU purchased with the retainer, the member of the Board of Directors is granted two stock options under the CGI Share Option Plan. Each option may be exercised within a period not exceeding 10 years. The exercise price is equal to the closing price of Class A Subordinate Shares on the Toronto Stock Exchange on the date preceding the date of grant. The members of the Board of Directors have 30 days following their election or reelection as directors to notify the Company's Secretary of the portion of the retainer they wish to receive in DSUs for the next fiscal year.

        For the year ended September 30, 2001, a total cash remuneration of $197,029 has been paid to the directors.

INDEBTEDNESS OF DIRECTORS AND SENIOR OFFICERS

        As of November 21, 2001, no directors, senior officers, former directors or senior officers of the Company were indebted to the Company.

CORPORATE GOVERNANCE

        The Company supports and conducts its business in accordance with the Toronto Stock Exchange guidelines for effective corporate governance. These guidelines address such matters as the constitution and independence of Boards of Directors, the functions to be performed by boards and their committees, and the relationship between the Board of Directors, management and shareholders. A brief description of the Company's corporate governance practices is set out, in tabular form, and is attached to this Information Circular as Appendix A.

Decisions Requiring Prior Approval by BCE Inc.

        Under the terms of the options agreement (the "Options Agreement") entered into in 1998, as since amended, among, inter alia, Serge Godin, André Imbeau, Jean Brassard (collectively, the "Majority Shareholders"), their respective holding companies, Bell Canada, BCE Inc. and CGI, until the earlier of January 5, 2006 and the date on which BCE Inc. acquires Control (as defined in the Options Agreement) of CGI, certain matters are subject to the prior approval of the chief executive officer or the chief operating officer of BCE Inc. Specifically, BCE Inc. must approve:

•
any change in the dividend policy of CGI;

•
any arrangement, amalgamation or merger of CGI with any person other than wholly-owned subsidiaries of CGI or other public corporations with market capitalizations less than 10% of that of CGI;

•
any transaction with a value in excess of $10 million between CGI and its subsidiaries on the one hand, and any person or persons acting in concert with 10% or more of the voting power of CGI, other than BCE Inc. and its affiliates;

•
any transaction or operation involving CGI or one of its consolidated subsidiaries as a result of which certain financial ratios would not be met;

•
the appointment, from time to time, of a Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of CGI other than Serge Godin, Jean Brassard or André Imbeau;

•
amendments to articles of incorporation or by-laws of CGI;

•
redemptions, purchases or offers to purchase or redeem equity shares of CGI;

•
acquisitions or agreements of CGI to acquire any person or business primarily engaged in an activity other than information technology services;

•
making by CGI or its subsidiaries of any acquisition or disposition of assets or securities in excess of 10% of the market capitalization of CGI;

•
any agreement or commitment by CGI or any of its consolidated subsidiaries to guarantee or pay any indebtedness of any person (other than CGI or any of its consolidated subsidiaries);

•
launching of new lines of business for CGI or material changes in CGI's corporate strategy;

•
adoption of any annual business plan or budget of CGI or the making of any amendment thereto showing a pre-tax margin of less than 7%; and

•
any material alliance or joint venture by CGI that BCE Inc. reasonably concludes is or would likely be:

•
outside the normal course of CGI's business;

•
in any significant manner, inconsistent with CGI's strategic business plan; or

•
in any significant manner, inconsistent with the commercial interests of the BCE group.

        The Majority Shareholders, in their capacity as directors of CGI, subject to their fiduciary duties as directors, and the Majority Shareholders (and their respective holding companies), in their capacity as shareholders of CGI, have agreed to vote in accordance with BCE Inc.'s position on these matters when brought before the Board of Directors or shareholders of CGI.

        In recognition of BCE Inc.'s and the Majority Shareholders' respective significant ownership interests and voting rights in CGI, and of BCE Inc.'s rights under the Options Agreement (including those described above), the advice of BCE Inc.'s nominees on CGI Board of Directors, and of the Majority Shareholders, in their capacity as directors, will be sought prior to CGI's undertaking (directly or indirectly) any proposed acquisitions of any business and any proposed agreements or arrangements with any one customer and affiliates of one customer with revenues and/or obligations per annum in excess of $25 million.

Board of Directors Designees

        So long as BCE Inc. (and any of its wholly-owned subsidiaries) holds at least 20% of the outstanding shares in the share capital of CGI, the Majority Shareholders and their respective holding companies have undertaken to vote to elect to the Board of Directors of CGI the number of board designees nominated by BCE Inc. as shall represent 25% of the total number of directors on the CGI Board. Furthermore, until the date on which BCE Inc. acquires Control (as defined in the Options Agreement) of CGI, BCE Inc. (and its wholly-owned subsidiaries holding shares of CGI) has undertaken to vote in favor of the election of each of Messrs. Godin and Imbeau as a director of CGI to the extent that each of them is at that time a senior executive of CGI.

APPOINTMENT OF AUDITORS

        The persons whose names are printed in the enclosed proxy form intend to vote for the appointment of Samson Bélair/Deloitte & Touche, Chartered Accountants, as auditors of the Company and to vote for authorization of the Board of Directors to fix the remuneration of the auditors. The auditors will hold office until the next annual meeting of shareholders of the Company or until their successors are appointed. Samson Bélair/Deloitte & Touche were first appointed at the general meeting of shareholders held on January 27, 1988.

GENERAL

        The management of the Company is not aware of any matter which could be submitted at the Meeting other than the matters set forth in the Notice of Meeting. If other unknown matters are regularly submitted at the Meeting, the persons appointed in the attached form of proxy will vote to the best of their judgment.

APPROVAL OF DIRECTORS

        The directors of the Company have approved the content and the delivery of this Circular.

Dated December 12, 2001.

                    Serge Godin (signed)
                    Chairman and
                    Chief Executive Officer

APPENDIX A

GUIDELINE COMPLIANCE TABLE

Guidelines			Comments
1.	The Board of Directors should explicitly assume responsibility for the stewardship of the Company, including:
	(a)	adoption of a strategic planning process;	(a)	The Board of Directors is involved in the preparation of the 3-year strategic plan of the Company and such plan is reviewed annually by the Board of Directors.
	(b)	identification of the principal risks of the Company's business, and implementation of appropriate systems to manage these risks;	(b)
The Audit Committee identifies the major financial and operating risks undertaken by the Company and reviews the various policies and practices of the Company to manage such risk. The Audit Committee regularly reports on such matters to the Board of Directors.
	(c)	succession planning, including appointing, training and monitoring senior management;	(c)	The Human Resources Committee reviews, reports and, where appropriate, provides recommendations to the Board of Directors on succession planning matters.
	(d)	the Company's communication policy; and	(d)
The Board of Directors has adopted "Guidelines on Timely Disclosure" which address matters such as the essential principles of the disclosure rules of the regulatory authorities and disclosure guidelines.

Under the Guidelines, the Board of Directors has the responsibility to oversee the content of the Company's major communications to its shareholders and the investing public. However, the Board believes that it is management's role to communicate on behalf of the Company with its shareholders and the investment community. The Company maintains an effective investor relations process to respond to shareholder questions and concerns.
The Board of Directors reviews and, where required, approves statutory disclosure documents prior to their distribution to shareholders.

	(e)	integrity of the Company's internal control and management information systems.
The Board of Directors' duties include the assessment of the integrity of the Company's internal control and information system. The Audit Committee also has the responsibility to review the internal control and management information systems of the Company. The Committee reports to the Board of Directors with respect to such controls and systems.
2.	The Board of Directors should be constituted with a majority of individuals who qualify as unrelated directors.		The Board of Directors will be composed of 14 directors, seven of whom are unrelated directors.

The Board of Directors has determined that its seven unrelated directors do not have interests in or relationships with CGI's significant shareholder, Mr. Serge Godin, Chairman of the Board and Chief Executive Officer of CGI, that could be considered to materially interfere with the directors' ability to act in the best interests of the Company. The Company believes that such representation fairly reflects the investment of minority shareholders in the Company.
3.	The analysis of the application of the principles supporting the conclusion in paragraph 2 above.	Related:
		William D. Anderson	President, BCE Ventures Inc.
		Jean Brassard	Vice-Chairman, CGI and Director of Companies
		Paule Doré	Executive Vice-President and Chief Corporate Officer and Secretary, CGI
		Serge Godin	Chairman of the Board and Chief Executive Officer, CGI
		André Imbeau	Executive Vice-President and Chief Financial Officer and Treasurer, CGI
		Satish Sanan	President U.S. and Asia Pacific, CGI
		Siim A. Vanaselja	Chief Financial Officer, BCE Inc.
Unrelated: Yvan Allaire Claude Boivin Claude Chamberland David L. Johnston Eileen A. Mercier C. Wesley M. Scott Charles Sirois

4.	The Board of Directors should appoint a committee of directors:		The Human Resources and Corporate Governance Committee is comprised of three outside directors and two of whom are unrelated. The Chairman of the Board and Chief Executive Officer currently
	a)	composed exclusively of outside directors, i.e. non-management directors, a majority of whom are unrelated directors; and	participates to the Human Resources and Corporate Governance Committee meetings as an ex-officio member.
	b)	with the responsibility for proposing to the full Board of Directors new nominees to the Board of Directors and for assessing directors on an ongoing basis.
The Chairman of the Board submits to the Human Resources and Corporate Governance Committee candidates to fill vacancies on the Board of Directors; if the candidacies are endorsed by the Human Resources Committee, they are then submitted to the approval of the Board of Directors.
5.
The Board of Directors should implement a process to be carried out by the Nominating Committee or other appropriate committee for assessing the effectiveness of the Board of Directors as a whole, the committees of the Board of Directors and the contribution of individual directors.
The Human Resources and Corporate Governance Committee is responsible for making an annual assessment of the overall performance of the contribution of the Board of Directors and of its committees. The annual assessment is communicated by the chairman of the committee to the Board of Directors.
6.	Existence of an orientation and education program for new recruits to the Board of Directors.
Each new director has access to a formal orientation and education program of the Company and receives a record of historical public information on the Company together with prior minutes of applicable committees of the Board of Directors.

In addition, presentations on various topics are given, by management, on a regular basis to the Board of Directors and directors are given updates on business and governance initiatives and in response to questions raised by the members of the Board of Directors.
7.	Size of the Board of Directors and the impact of the number upon effectiveness.
The Board of Directors is of the view that its size and composition are well suited to the circumstances of the Company and allow for the efficient functioning of the Board of Directors as a decision-making body.
8.	Adequacy and form of the compensation of directors that realistically reflects the responsibilities and risk involved in being an effective director.
The Human Resources and Corporate Governance Committee reviews periodically directors' compensation. In determining directors' remuneration, the Committee considers time commitment, comparative fees, risks and responsibilities.

9.	Committees of the Board of Directors should generally be composed of:
Each committee operates according to the Board of Directors' approved written mandate outlining its duties and responsibilities and are composed exclusively of outside directors, a majority of whom are unrelated to the Company.
	(a)	outside directors; and
	(b)	a majority of whom are unrelated directors.
10.	The Board of Directors' responsibility for (or a committee of the Board of Directors' general responsibility for) developing the Company's approach to governance issues.
All corporate governance matters are dealt with by the Human Resources and Corporate Governance Committee. The scope of the mandate of such committee was confirmed in a "Role Statement" adopted by the Board of Directors.
11.	The Board of Directors has developed:		The Board of Directors has delegated to senior management the responsibility for day to day management of the business of the
	(a)	position descriptions for the Board of Directors and for the CEO, involving the definition of the limits to management's responsibilities; and	Company. In addition to those matters, which must by law be approved by the Board of Directors, the Board of Directors retains responsibility for significant changes in the Company's affairs.
	(b)	the corporate objectives for which the CEO is responsible for meeting.
12.	The structure and procedures ensuring that the Board of Directors can function independently of management.		The Board of Directors acts independently of management.
The Board of Directors has concluded, for various reasons, that the fact that Mr. Serge Godin occupies the office of Chairman of the Board and Chief Executive Officer of the Company does not impair the ability of the Board of Directors to act independently of management. Mr. David L. Johnston acts as Lead Director of the Company and a meeting of the outside directors is held annually and chaired by the Lead Director.
	(a)	The Audit Committee of the Board of Directors should be composed only of outside directors.	The Audit Committee is comprised of only outside directors.

	(b)	The roles and responsibilities of the Audit Committee should be specifically defined so as to provide appropriate guidance to Audit Committee members as to their duties.
The Audit Committee is mandated by the Board of Directors to review with the auditors the scope of the audit review; review with the auditors and management the effectiveness of the Company's accounting policies and practices, the Company's internal control procedures, programs and policies and the adequacy and effectiveness of the Company's internal controls over the accounting and financial reporting systems within the Company; review related party transactions; and review and recommend the approval to the Board of Directors of the Company's interim and audited financial statements and all public disclosure documents containing audited or unaudited financial information.
	(c)	The Audit Committee should have direct communication channels with the internal and external auditors to discuss and review specific issues as appropriate.
The Audit Committee reviews with the Company's auditors and management the effectiveness of the Company's accounting policies and practices, the Company's internal control procedures, programs and policies and the adequacy and effectiveness of the Company's internal controls over the accounting and financial reporting systems within the Company; reviews related party transactions; and reviews the Company's audited financial statements with the auditors prior to their submission to the Board of Directors for approval.
(d)
The Audit Committee duties should include oversight responsibility for management reporting on internal control, and should ensure that management has designed and implemented an effective system of internal control.
The Audit Committee reviews the Company's internal control procedures, programs and policies and the adequacy and effectiveness of the Company's internal controls over the accounting and financial reporting systems within the Company.
13.	Existence of a system which enables an individual director to engage an outside advisor at the expense of the Company in appropriate circumstances.		Individual directors may engage outside advisors with the authorization of the Chairman of the Board.

QuickLinks

  Exhibit 2.4
CGI GROUP INC. INFORMATION CIRCULAR
PROXIES
VOTING SHARES AND PRINCIPAL HOLDERS OF VOTING SHARES
ELECTION OF DIRECTORS
REPORT OF THE HUMAN RESOURCES AND CORPORATE GOVERNANCE COMMITTEE ON THE REMUNERATION OF DIRECTORS AND NAMED EXECUTIVE OFFICERS
REMUNERATION OF NAMED EXECUTIVE OFFICERS
SUMMARY COMPENSATION TABLE
OPTIONS GRANTED DURING THE MOST RECENTLY COMPLETED FISCAL YEAR
OPTIONS EXERCISED DURING THE MOST RECENTLY COMPLETED FISCAL YEAR AND VALUE OF OPTIONS AT YEAR-END
  Performance Graph
INDEBTEDNESS OF DIRECTORS AND SENIOR OFFICERS
CORPORATE GOVERNANCE
APPOINTMENT OF AUDITORS
GENERAL
APPROVAL OF DIRECTORS
APPENDIX A